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Exhibit 10.16

California Chapters of the
Society of Industrial and Office Realtors, Inc.

INDUSTRIAL REAL ESTATE LEASE
(SINGLE-TENANT FACILITY)

ARTICLE ONE: BASIC TERMS

        This Article One contains the Basic Terms of this Lease between the Landlord and Tenant named below. Other Articles, Sections and Paragraphs of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

Section 1.01. Date of Lease: November 18, 1999
Section 1.02. Landlord (include legal entity): Cypress Corporate Services, a California corporation, or Assignee
Address of Landlord: 8413 Jackson Road, Suite B Sacramento, CA 95826
Section 1.03. Tenant (include legal entity): Gametech International, Inc. A Delaware Corporation
Address of Tenant: 2209 West First Street, Suite 113 Tempe, AZ 85281

Section 1.04. Property: (include street address, approximate square footage and description) An approximately 40,000 square foot office and warehouse facility to be built on approximately 2.74 acres in the South Meadows Business Park in Reno, NV. The parcel is further described on the legal description attached as Exhibit A.
Section 1.05. Lease Term Ten years 0 months beginning on July 1, 2000 or such other date as is specified in this Lease, and ending on July 31, 2010.
Section 1.06. Permitted Uses: (See Article Five) General office and warehousing of small electronics and associated materials as allowed per applicable code
Section 1.07. Tenant Guarantor: (If none, so state) None
Section 1.08. Brokers: (See Article Fourteen) (If none, so state) Landlord's Broker: None Tenant's Broker: Deborah Sasz & Sue Smith of Commercial Properties of Nevada
Section 1.09. Commission Payable to Landlord's Broker: (See Article Fourteen) Per Separate Agreement
Section 1.10. Initial Security Deposit: (See Section 3.03) $80,769 (first and last month's rent)
Section 1.11. Vehicle Parking Spaces Allocated to Tenant: As required by applicable code and per the site plan attached hereto as Exhibit B.

Section 1.12. Rent and Other Charges Payable to Tenant: See the addendum
(a) BASE RENT: or (ii) See Addendum to Lease, Paragraph 1.

(b) OTHER PERIODIC PAYMENTS: (i) Real Property Taxes (See Section 4.02); (ii) Utilities (See Section 4.03); (iii) Insurance Premiums (See Section 4.04); (iv) Impounds for Insurance Premiums and Property Taxes (See Section 4.07); (v) Maintenance, Repairs and Alterations (See Article Six).
Section 1.13. Landlord's Share of Profit on Assignment or Sublease: (See Section 9.05) Fifty percent (50%) of the Profit (the "Landlord's Share").
Section 1.14. Riders: The following Riders are attached to and made a part of this Lease: (If none, so state) Addendum to Lease
Hazardous Materials Rider
Exhibit A—Legal Description
Exhibit B—Site Plan
Exhibit C—Construction Specifications/Allowances
Exhibit D—Guaranty of Landlord Lease Responsibilities

ARTICLE TWO: LEASE TERM

        Section 2.01.    Lease of Property For Lease Term.    Landlord leases the Property to Tenant and Tenant leases the Property from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.05. above and shall begin and end on the dates specified in Section 1.05 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The "Commencement Date" shall be the date specified in Section 1.05 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

        Section 2.02.    Delay in Commencement.    Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the actual Commencement Date and expiration date of the Lease. Failure to execute such amendment shall not affect the actual Commencement Date and expiration date of the Lease.

        Section 2.03.    Early Occupancy.    If Tenant occupies the Property prior to the Commencement Date, Tenant's occupancy of the Property shall be subject to all of the provisions of this Lease. Early occupancy of the Property shall not advance the expiration date of this Lease.

        Section 2.04.    Holding Over.    Tenant shall vacate the Property upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages which Landlord incurs from Tenant's delay in vacating the Property. If Tenant does not vacate the Property upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant's occupancy of the Property shall be a "month-to-month" tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy, except that the Base Rent then in effect shall be increased by twenty-five percent(25%).

ARTICLE THREE: BASE RENT

        Section 3.01.    Time and Manner of Payment.    Upon execution of this Lease, Tenant shall pay Landlord the Base Rent in the amount stated in Paragraph 1.12(a) above for the first month of the

Lease Term. On the first day of the second month of the Lease Term and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand. The Base Rent shall be payable at Landlord's address or at such other place as Landlord may designate in writing.

        Section 3.02

        Section 3.03.    Security Deposit; Increases.

          (a)  Upon the execution of this Lease, Tenant shall deposit with Landlord a cash Security Deposit in the amount set forth in Section 1.10 above. Landlord may apply all or part of the Security Deposit to any unpaid rent or other charges due from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within thirty (30) days after Landlord's written request. Tenant's failure to do so shall be a material default under this Lease. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate form its other accounts and no trust relationship is created with respect to the Security Deposit.

          (b)  Each time the Base Rent is increased, Tenant shall deposit additional funds with Landlord sufficient to increase the Security Deposit to an amount which bears the same relationship to the adjusted Base Rent as the initial Security Deposit bore to the initial Base Rent. Landlord shall invoice Tenant for any required increases in the security deposit. If Landlord fails to invoice Tenant, Tenant shall not be deemed to be in default.

        Section 3.04.    Termination; Advance Payments.    Upon termination of this Lease under Article Seven (Damage or Destruction), Article Eight (Condemnation) or any other termination not resulting from Tenant's default, and after Tenant has vacated the Property in the manner required by this Lease, Landlord shall refund or credit to Tenant (or Tenant's successor) the unused portion of the Security Deposit per Nevada law, any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes and other reserves which apply to any time periods after termination of the Lease.

ARTICLE FOUR: OTHER CHARGES PAYABLE BY TENANT

        Section 4.01.    Additional Rent.    All charges payable by Tenant other than Base Rent are called "Additional Rent." Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent. The term "rent" shall mean Base Rent and Additional Rent. The term "Additional Rent" shall include, but is not limited to, AB property insurance, property taxes, and association dues.

        Section 4.02.    Property Taxes.

          (a)    Real Property Taxes.    Tenant shall pay all real property taxes on the Property (including any fees, taxes or assessments against, or as a result of, any tenant improvements installed on the Property by or for the benefit of Tenant) during the Lease Term. Subject to Paragraph 4.02(c) and Section 4.07 below, such payment shall be made at least ten(10) days prior to the delinquency date of the taxes. Within such ten (10)-day period, Tenant shall furnish Landlord with satisfactory evidence that the real property taxes have been paid. Landlord shall reimburse Tenant for any real property taxes paid by Tenant covering any period of time prior to or after the Lease Term. If Tenant fails to pay the real property taxes when due, Landlord may pay the taxes and Tenant shall reimburse Landlord for the amount of such tax payment as Additional Rent.

          (b)    Definition of "Real Property Tax."    "Real property tax" means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Property; (ii) any tax on the Landlord's right to receive, or the receipt of, rent or income from the Property or against Landlord's business of leasing the Property; (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any tax imposed upon this transaction or based upon a re-assessment of the Property due to a change of ownership, as defined by applicable law, or other transfer of all or part of Landlord's interest in the Property; and (v) any charge or fee replacing any tax previously included within the definition of real property tax. "Real property tax" does not, however, include Landlord's federal or state income, franchise, inheritance or estate taxes.

          (c)    Joint Assessment. If the property is not separately assessed, Landlord shall reasonably determine Tenant's share of the real property tax payable by Tenant under Paragraph 4.02(a) from the assessor's worksheets or other reasonably available information. Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord's written statement.

          (d)    Personal Property Taxes.

              (i)  Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall attempt to have all have personal property taxed separately from the Property and provide to Landlord copies of all correspondence supporting that effort.

            (ii)  If any of Tenant's personal property is taxed with the Property, Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

          (e)    Tenant's Right to Contest Taxes.    Tenant may attempt to have the assessed valuation of the Property reduced or may initiate proceedings to contest the real property taxes. If required by law, Landlord shall join in the proceedings brought by Tenant, however, Tenant shall pay Tenant's costs of the proceedings. If Tenant requests landlord's assistance, Tenant shall pay Landlord's costs as well. Upon the final determination of any proceeding or contest, Tenant shall immediately pay the real property taxes due, together with all costs, charges, interest and penalties incidental to the proceedings.

        Section 4.03.    Utilities.    Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant's proportionate share of the cost of such utilities and services and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord's written statement.

        Section 4.04.    Insurance Policies.

          (a)    Liability Insurance.    During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property. Tenant shall name Landlord as an additional insured under such policy. The initial amount of such insurance shall be One Million Dollars ($1,000,000) per occurrence and shall be subject to periodic increase based upon inflation, increased liability awards, recommendation of Landlord's professional insurance advisers and other relevant factors. The liability insurance obtained by Tenant under this Paragraph 4.04(a) shall (i) be primary and non-contributing; (ii) contain cross-liability endorsements; and (iii) insure Landlord against Tenant's performance under Section 5.05, if the matters giving rise to the indemnity under Section 5.05 result from the negligence of Tenant. The amount and coverage of such insurance shall not limit Tenant's liability nor relieve Tenant of any other obligation under this Lease. Landlord may also obtain comprehensive public liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Property. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance.

          (b)    Property and Rental Income Insurance.    During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Property in the full amount of its replacement value. Such policy shall contain an Inflation Guard Endorsement and shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils which Landlord deems reasonably necessary. Landlord shall have the right to obtain flood and earthquake insurance if required by any lender holding a security interest in the Property, Landlord shall not obtain insurance for Tenant's fixtures or equipment or building improvements installed by Tenant on the Property. During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one year's Base Rent, plus estimated real property taxes and insurance premiums. Tenant shall be liable for the payment of any deductible amount under Landlord's or Tenant's insurance policies maintained pursuant to this Section 4.04, in an amount not to exceed Ten Thousand Dollars ($10,000). Tenant shall not do or permit anything to be done which invalidates any such insurance policies.

          (c)    Payment of Premiums.    Subject to Section 4.07, Tenant shall pay all premiums for the insurance policies described in Paragraphs 4.04(a) and (b) (whether obtained by Landlord or Tenant) within fifteen (15) days after Tenant's receipt of a copy of the premium statement or other evidence of the amount due, except Landlord shall pay all premiums for non-primary comprehensive public liability insurance which Landlord elects to obtain as provided in Paragraph 4.04(a). If insurance policies maintained by Landlord cover improvements on real property other than the Property, Landlord shall deliver to Tenant a statement of the premium applicable to the Property showing in reasonable detail how Tenant's share of the premium was computed. If the Lease Term expires before the expiration of an insurance policy maintained by Landlord, Tenant shall be liable for Tenant's prorated share of the insurance premiums. Before the Commencement Date, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under this Section 4.04. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy. As an alternative to providing a policy of insurance, Tenant shall have the right to provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under this Section 4.04 is in full force and effect and containing such other information which Landlord reasonably requires.

          (d)    General Insurance Provisions.

              (i)  Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days' written notice prior to any cancellation or modification of such coverage.

            (ii)  If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is canceled or modified during the Lease Term without Landlord's consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.

            (iii)  Tenant shall maintain all insurance required under this Lease with companies holding a "General Policy Rating" of A-6 or better, as set forth in the most current issue of "Best Key Rating Guide". Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.04 may not be available in the future. Tenant acknowledges that the insurance described in this Section 4.04 is for the primary benefit of Landlord. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant's type of business, as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord's or Tenant's interests. Therefore, Tenant shall obtain any such additional property or liability insurance which Tenant deems necessary to protect Landlord and Tenant.

            (iv)  Unless prohibited under any applicable insurance policies maintained, Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

        Section 4.05.    Late Charges.    Tenant's failure to pay rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Property. Therefore, if Landlord does not receive any rent payment within ten (10) days after it becomes due, Tenant shall pay Landlord a late charge equal to ten percent (10%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

        Section 4.06.    Interest on Past Due Obligations.    Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

        Section 4.07.    Impounds for Insurance Premiums and Real Property Taxes.    If requested by any ground lessor or lender to whom Landlord has granted a security interest in the Property, or if Tenant is more than ten (10) days late in the payment of rent more than twice in any consecutive twelve (12) -month period, Tenant shall pay Landlord a sum equal to one-twelfth (1/12) of the annual real property taxes and insurance premiums payable by Tenant under this Lease, together with each payment of Base Rent. Landlord shall hold such payments in a non-interest bearing impound account. If unknown, Landlord shall reasonably estimate the amount of real property taxes and insurance premiums when due. Tenant shall pay any deficiency of funds in the impound account to Landlord upon written request. If Tenant defaults under this Lease, Landlord may apply any funds in the impound account to any obligation then due under this Lease.

ARTICLE FIVE:    USE OF PROPERTY

        Section 5.01.    Permitted Uses.    Tenant may use the Property only for the Permitted Uses set forth in Section 1.06 above.

        Section 5.02.    Manner of Use.    Tenant shall not cause or permit the Property to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which annoys or interferes with the rights of other tenants of Landlord, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits, including a Certificate of Occupancy, required for Tenant's occupancy of the Property and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property, including the Occupational Safety and Health Act.

See attached "Hazardous Materials Rider"

        Section 5.03.    Hazardous Materials.    As used in this Lease, the term "Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Property by Tenant, its agents, employees, contractors, sublessees or invitees without the prior written consent of Landlord, Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant's proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property.

        Section 5.04.    Signs and Auctions.    Tenant shall not place any signs on the Property without Landlord's prior written consent, which shall not be unreasonably withheld. Tenant shall not conduct or permit any auctions or sheriff's sales at the Property. Tenant shall not place any signs on the property without obtaining approval from the City of Reno and complying with the CC&R's of South Meadows Business Park.

        Section 5.05 (a).    Indemnity by Tenant.    Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from: (i) Tenant's use of the Property; (ii) the conduct of Tenant's business or anything else done or permitted by Tenant to be done in or about the Property, including any contamination of the Property or any other property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (iii) any breach or default in the performance of Tenant's obligations under this Lease; (iv) any misrepresentation or breach of warranty by Tenant under this Lease; or (v) other acts or omissions of Tenant. Tenant shall defend Landlord against any such cost, claim or liability at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in connection with any such claim. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Property arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord's gross negligence or willful misconduct. As used in this Section, the term "Tenant" shall include Tenant's employees, agents, contractors and invitees, if applicable.

        Section 5.05 (b).    Indemnity by Landlord.    Landlord shall indemnify Tenant against and hold Tenant harmless from any and all costs, claims or liability arising from (i) the presence or use of Hazardous Material caused or permitted by Landlord during Landlord's ownership of the Property and not caused by Tenant or any of its employees, agents, contractor, invitees or affiliated entities or; (ii) any misrepresentation or breach of warranty by Landlord under this Lease. In the event of the occurrence of any of the above events, Landlord shall defend Tenant against any such cost, claim or liability at Landlord's expense with council reasonably acceptable to Tenant.

        Section 5.06.    Landlord's Access.    Landlord or its agents may enter the Property at all reasonable times to show the Property to potential buyers, investors or tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant's compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary. Landlord shall give Tenant forty-eight (48) hours prior notice of such entry, except in the case of an emergency. Landlord may place customary "For Sale" or "For Lease" signs on the Property within 6 months of termination of the lease.

        Section 5.07.    Quiet Possession.    If Tenant pays the rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Property for the full Lease Term, subject to the provisions of this Lease.

ARTICLE SIX:    CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS

        Section 6.01.    Existing Conditions.    At the beginning of the 13th month of the lease, Tenant accepts the Property in its condition as of the Commencement/Occupancy Date, subject to all recorded matters, laws, ordinances, and governmental regulations and orders, and Contractor warranties. Landlord agrees to assign to the Tenant all contractor's warranties. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation that the condition of the Property, except Landlord warrants that the property is in good condition and was constructed in accordance with the project specifications, or as to the suitability of the Property for Tenant's intended use. As of the Commencement/Occupancy Date, Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property, and is not relying on any representations of Landlord (except as set forth within) or any Broker with respect thereto.

        Section 6.02.    Exemption of Landlord from Liability.    Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property or from other sources or places; or (d) any act or omission of any other tenant of Landlord. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 6.02 shall not, however, exempt Landlord from liability for Landlord's negligence or willful misconduct, or defects in the construction, which is the responsibility of the Landlord.

        Section 6.03.    Landlord's Obligations.    Subject to the provisions of Article Seven (Damage or Destruction) and Article Eight (Condemnation) and providing Landlord does not collect maintenance and repair fees per Section 4.01, Landlord shall have absolutely no responsibility to repair, maintain or replace any portion of the Property at any time unless Landlord charges Tenant through triple net charges.

        Section 6.04.    Tenant's Obligations.

          (a)  Except as provided in Article Seven (Damage or Destruction) and Article Eight (Condemnation), Tenant shall keep all portions of the Property (including nonstructural, interior, exterior, and landscaped areas, portions, systems and equipment) in good order, condition and repair (including interior repainting and refinishing, as needed). If any portion of the Property or any system or equipment in the Property which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Property or system or equipment in the Property, regardless of whether the benefit of such replacement extends beyond the Lease Term; but if the benefit or useful life of such replacement extends beyond the Lease Term (as such term may be extended by exercise of any options), the useful life of such replacement shall be prorated over the remaining portion of the Lease Term (as extended), and Tenant shall be liable only for that portion of the cost which is applicable to the Lease Term (as extended). Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor. If any part of the Property is damaged by any act or omission of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property. It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Property which Tenant is obligated to maintain in an attractive, first-class and fully operative condition. Landlord shall maintain the structural integrity of the building as well as the roofing membrane (maintenance by the Tenant) during the firm term of the lease at Landlord's expense.

          (b)  Tenant shall fulfill all of Tenant's obligations under this Section 6.04 at Tenant's sole expense. If Tenant fails to maintain, repair or replace the Property as required by this Section 6.04, Landlord may, upon ten (10) days' prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand.

        Section 6.05.    Alterations, Additions, and Improvements.

          (a)  Tenant shall not make any alterations, additions, or improvements to the Property without Landlord's prior written consent, which consent shall not be unreasonably withheld, except for non-structural alterations which do not exceed Ten Thousand Dollars ($10,000) in cost cumulatively over the Lease Term and which are not visible from the outside of any building of which the Property is part. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed (unless prior approval from Landlord is obtained) in violation of this Paragraph 6.05(a) upon Landlord's written request. All alterations, additions, and improvements shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, and proof of payment for all labor and materials.

          (b)  Tenant shall pay when due all claims for labor and material furnished to the Property. Tenant shall give Landlord at least twenty (20) days' prior written notice of the commencement of any work on the Property, regardless of whether Landlord's consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Property.

        Section 6.06.    Condition upon Termination.    Upon the termination of the Lease, Tenant shall surrender the Property to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements prior to the expiration of the Lease and to restore the Property to its prior condition, all at Tenant's expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant's machinery or equipment which can be removed without material damage to the Property. Tenant shall repair, at Tenant's expense, any damage to the Property caused by the removal of any such machinery or equipment. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord's property) without Landlord's prior written consent: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment and decorations.

ARTICLE SEVEN:    DAMAGE OR DESTRUCTION

        Section 7.01.    Partial Damage to Property.

          (a)  Tenant shall notify Landlord in writing immediately upon the occurrence of damage to the Property. If the Property is only partially damaged (i.e., less than fifty percent (50%) of the Property is untenantable as a result of such damage or less than fifty percent (50%) of Tenant's operations are materially impaired) and if the proceeds received by Landlord from the insurance policies described in Paragraph 4.04(b) are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord may elect (but is not required) to repair any damage to Tenant's fixtures, equipment, or improvements.

          (b)  If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair where the Property is only partially damaged as defined in 7.01(a), or if the cause of the damage is not covered by the insurance policies which Landlord maintains under Paragraph 4.04(b) Landlord may elect either to (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage, Tenant shall pay Landlord the "deductible amount" (if any) under Landlord's insurance policies and, if the damage was due to an act or omission of Tenant, or Tenant's employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord. If Landlord elects to terminate this Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Property and any building in which the Property is located. Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord's termination notice.

          (c)  If the damage to the Property occurs during the last six (6) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant's notice to Landlord of the occurrence of the damage.

        Section 7.02.    Substantial or Total Destruction.    If the Property is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Property is greater than partial damage as described in Section 7.01), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred unless said destruction occurred due to events or actions of Tenant or events beyond Landlord's control, it will be at Tenant's election to terminate. Notwithstanding the preceding sentence, if the Property can be rebuilt within six (6) months after the date of destruction, Landlord may elect to rebuild the Property at Landlord's own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after Tenant's notice of the occurrence of total or substantial destruction. If Landlord so elects, Landlord shall rebuild the Property at Landlord's sole expense, except that if the destruction was caused by an act or omission of Tenant, Tenant shall pay Landlord the difference between the actual cost of rebuilding and any insurance proceeds received by Landlord.

        Section 7.03.    Temporary Reduction of Rent.    If the Property is destroyed or damaged and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article Seven, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant's use of the Property is impaired. However, the reduction shall not exceed the sum of one year's payment of Base Rent, insurance premiums and real property taxes. Except for such possible reduction in Base Rent, insurance premiums and real property taxes, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Property if said damage or destruction was caused by an act of the Tenant or events beyond Landlord's control, unless damage is caused by Landlord.

        Section 7.04.    Waiver.    Tenant waives the protection of any statute, code or judicial decision which grants a tenant the right to terminate a lease in the event of the substantial or total destruction of the leased property. Tenant agrees that the provisions of Section 7.02 above shall govern the rights and obligations of Landlord and Tenant in the event of any substantial or total destruction to the Property.

ARTICLE EIGHT:    CONDEMNATION

        If all or any portion of the Property is taken under the power of eminent domain or sold under the threat of that power (all of which are called "Condemnation"), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the floor area of the building in which the Property is located, or which is located on the Property, is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Property. Any Condemnation award or payment shall be distributed in the following order: (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to Tenant, only the amount of any award specifically designated for loss of or damage to Tenant's trade fixtures or removable personal property; and (c) third, to Landlord, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise. If this Lease is not terminated, Landlord shall repair any damage to the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord's expense.

ARTICLE NINE:    ASSIGNMENT AND SUBLETTING

        Section 9.01.    Landlord's Consent Required.    No portion of the Property or of Tenant's interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of tenant, without Landlord's prior written consent, except as provided in Section 9.02 below. Landlord has the right to grant or withhold its consent as provided in Section 9.05 below. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease. If Tenant is a partnership, any cumulative transfer of more than twenty percent (20%) of the partnership interests shall require Landlord's consent. If Tenant is a corporation, any change in the ownership of a controlling interest of the voting stock of the corporation shall require Landlord's consent.

        Section 9.02.    Tenant Affiliate.    Tenant may assign this Lease or sublease the Property, without Landlord's consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger of or consolidation with Tenant ("Tenant's Affiliate"). In such case, any Tenant's Affiliate shall assume in writing all of Tenant's obligations under this Lease.

        Section 9.03.    No Release of Tenant.    No transfer permitted by this Article Nine, whether with or without Landlord's consent, shall release Tenant or change Tenant's primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord's acceptance of rent from any other person is not a waiver of any provision of this Article Nine. Consent to one transfer is not a consent to any subsequent transfer. If Tenant's transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant's transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant's liability under this Lease.

        Section 9.04.    Offer to Terminate.    If Tenant desires to assign the Lease or sublease the Property, Tenant shall have the right to offer, in writing, to terminate the Lease as of a date specified in the offer. If Landlord elects in writing to accept the offer to terminate within twenty (20) days after notice of the offer, the Lease shall terminate as of the date specified and all the terms and provisions of the Lease governing termination shall apply. If Landlord does not so elect, the Lease shall continue in effect until otherwise terminated and the provisions of Section 9.05 with respect to any proposed transfer shall continue to apply.

        Section 9.05.    Landlord's Consent.

          (a)  Tenant's request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to withhold consent, if reasonable, or to grant consent, based on the following factors: (i) the business of the proposed assignee or subtenant and the proposed use of the Property; (ii) the net worth and financial reputation of the proposed assignee or subtenant; (iii) Tenant's compliance with all of its obligations under the Lease; and (iv) such other factors as Landlord may reasonably deem relevant. If Landlord objects to a proposed assignment solely because of the net worth and or financial reputation of the proposed assignee, Tenant may nonetheless sublease (but not assign), all or a portion of the Property to the proposed transferee, but only on the other terms of the proposed transfer.

          (b)  If Tenant assigns or subleases, the following shall apply:

              (i)  Tenant shall pay to Landlord as Additional Rent under the Lease the Landlord's Share (stated in Section 1.13) of the Profit (defined below) on such transaction as and when received by Tenant, unless Landlord gives written notice to Tenant and the assignee or subtenant that Landlord's Share shall be paid by the assignee or subtenant to Landlord directly. The "Profit" means (A) all amounts paid to Tenant for such assignment or sublease, including "key" money, monthly rent in excess of the monthly rent payable under the Lease, and all fees and other consideration paid for the assignment or sublease, including fees under any collateral agreements, less (B) costs and expenses directly incurred by Tenant in connection with the execution and performance of such assignment or sublease for real estate broker's commissions and costs of renovation or construction of tenant improvements required under such assignment or sublease. Tenant is entitled to recover such costs and expenses before Tenant is obligated to pay the Landlord's Share to Landlord. The Profit in the case of a sublease of less than all the Property is the rent allocable to the subleased space as a percentage on a square footage basis.

            (ii)  Tenant shall provide Landlord a written statement certifying all amounts to be paid from any assignment or sublease of the Property within thirty (30) days after the transaction documentation is signed, and Landlord may inspect Tenant's books and records to verify the accuracy of such statement. On written request, Tenant shall promptly furnish to Landlord copies of all the transaction documentation, all of which shall be certified by Tenant to be complete, true and correct. Landlord's receipt of Landlord's Share shall not be a consent to any further assignment or subletting. The breach of Tenant's obligation under this Paragraph 9.05(b) shall be a material default of the Lease.

        Section 9.06.    No Merger.    No merger shall result from Tenant's sublease of the Property under this Article Nine, Tenant's surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord under any or all subtenancies. The intent of this paragraph is to allow Landlord the right to treat Tenant's interest under this Lease as a separate and distinct interest, separate and apart from any sublease that may be permitted.

ARTICLE TEN:    DEFAULTS; REMEDIES

        Section 10.01.    Covenants and Conditions.    Tenant's performance of each of Tenant's obligations under this Lease is a condition as well as a covenant. Tenant's right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

        Section 10.02.    Defaults.    Tenant shall be in material default under this Lease:

          (a)  If Tenant abandons the Property or if Tenant's vacation of the Property results in the cancellation of any insurance described in Section 4.04, however, if Tenant vacates the premises for any reason but continues to pay all obligations of the property, no default will take place;

          (b)  If Tenant fails to pay rent or any other charge when due;

          (c)  If Tenant fails to perform any of Tenant's non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its completion. However, Landlord shall not be required to give such notice if Tenant's failure to perform constitutes a non-curable breach of this Lease. The notice required by this Paragraph is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

          (d)  (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant's assets located at the Property or of Tenant's interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant's assets located at the Property or of Tenant's interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subparagraph (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant's interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.

          (e)  If any guarantor of the Lease revokes or otherwise terminates, or purports to revoke or otherwise terminate, any guaranty of all or any portion of Tenant's obligations under the Lease. Unless otherwise expressly provided, no guaranty of the Lease is revocable.

        Section 10.03.    Remedies.    On the occurrence of any material default by Tenant, Landlord may, at any time thereafter, with notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

          (a)  Terminate Tenant's right to possession of the Property by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Tenant would have paid for the balance of the Lease term after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Property after such default, the cost of recovering possession of the Property, expenses of reletting, including necessary renovation or alteration of the Property, Landlord's reasonable attorneys' fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the worth at the time of the award" is computed by allowing interest on unpaid amounts at the rate of fifteen percent (15%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the "worth at the time of the award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant has abandoned the Property, Landlord shall have the option of (i) retaking possession of the Property and recovering from Tenant the amount specified in this Paragraph 10.03(a), or (ii) proceeding under Paragraph 10.03(b),

          (b)  Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Property. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the rent as it becomes due;

          (c)  Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

        Section 10.05.    Automatic Termination.    Notwithstanding any other term or provision hereof to the contrary, the Lease shall terminate on the occurrence of any act which affirms the Landlord's intention to terminate the Lease as provided in Section 10.03 hereof, including the filing of an unlawful detainer action against Tenant. On such termination, Prevailing party's damages for default shall include all costs and fees, including reasonable attorneys' fees that Landlord incurs in connection with the filing, commencement, pursuing and or defending of any action in any bankruptcy court or other court with respect to the Lease; the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant; or the pursuing of any action with respect to Landlord's right to possession of the Property. All such damages suffered (apart from Base Rent and other rent payable hereunder) shall constitute pecuniary damages which must be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.

        Section 10.06    Cumulative Remedies.    Landlord's exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

ARTICLE ELEVEN:    PROTECTION OF LENDERS

        Section 11.01.    Subordination.    Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Property or the Lease. Tenant shall execute such further documents and assurances as such lender may require, provided that Tenant's obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant's right to quiet possession of the Property during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant's obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

        Section 11.02.    Attornment.    If Landlord's interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Property and recognize such transferee or successor as Landlord under this Lease.

        Section 11.03.    Signing of Documents.    Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so. If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

        Section 11.04.    Estoppel Certificates.

          (a)  Upon Landlord's written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed), (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or the Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Tenant shall deliver such statement to Landlord within thirty (30) days after Landlord's request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Property. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

          (b)  If Tenant does not deliver such statement to Landlord within such fifteen (15)-day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month's Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

        Section 11.05.    Tenant's Financial Condition.    Within fifteen (15) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as Landlord reasonably requires to verify the net worth of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Property. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

ARTICLE TWELVE:    LEGAL COSTS

        Section 12.01    Legal Proceedings.    If Tenant or Landlord shall be in breach or default under this Lease, such party (the "Defaulting Party") shall reimburse the other party (the "Nondefaulting Party") upon demand for any costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys' fees and costs. The losing party in such action shall pay such attorneys' fees and costs. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs Landlord incurs in any such claim or action. Landlord shall hold Tenant harmless from all costs, expenses, demands and liability Tenant may incur if Tenant becomes or is made a party to any claim or action for foreclosure or any lien for labor or material furnished to or for Landlord.

        Section 12.02.    Landlord's Consent.    Tenant shall pay Landlord's reasonable attorneys' fees (not to exceed $1,000) incurred in connection with Tenant's request for Landlord's consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

ARTICLE THIRTEEN:    MISCELLANEOUS PROVISIONS

        Section 13.01.    Non-Discrimination.    Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Property or any portion thereof.

        Section 13.02.    Landlord's Liability; Certain Duties.

          (a)  As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Property or the leasehold estate under a ground lease of the Property at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

          (b)  Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant's notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within ten (10) -day period (for material defaults—thirty days for non-materials default) and thereafter diligently pursued to completion.

          (c)  Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord's interest in the Property, and neither the Landlord nor its partners, shareholders, officers or other principals shall have any personal liability under this Lease.

        Section 13.03.    Severability.    A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

        Section 13.04.    Interpretation.    The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term "Tenant" shall include Tenant's agents, employees, contractors, invitees, successors or others using the Property with Tenant's expressed or implied permission.

        Section 13.05.    Incorporation of Prior Agreements; Modifications.    This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

        Section 13.06.    Notices.    All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to the address specified in Section 1.03 above, except that upon Tenant's taking possession of the Property, the Property shall be Tenant's address for notice purposes. Notices to Landlord shall be delivered to the address specified in Section 1.02 above. All notices shall be effective upon delivery. Either party may change its notice address upon written notice to the other party. In addition to the address for Tenant specified in Section 1.03, Landlord agrees to deliver notices to the location listed below:

Gametech International, Inc., a Delaware Corporation
4070 Silver Sage Drive
Carson City, NV 89701
ATTN: General Counsel and CFO

        Section 13.07.    Waivers.    All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

        Section 13.08.    No Recordation.    Tenant shall not record this Lease without prior written consent from Landlord. However, either Landlord or Tenant may require that a "Short Form" memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all transfer taxes and recording fees.

        Section 13.09.    Binding Effect; Choice of Law.    This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant's successor unless the rights or interests of Tenant's successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Property is located shall govern this Lease.

        Section 13.10.    Corporate Authority; Partnership Authority.    If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant's Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner's withdrawal or addition. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant's recorded statement of partnership or certificate of limited partnership.

        Section 13.11.    Joint and Several Liability.    All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

        Section 13.12.    Force Majeure.    If Landlord cannot perform any of its obligations due to events beyond Landlord's control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord's control include, but are not limited to, Tenant delays, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

        Section 13.13.    Execution of Lease.    This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord's delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

        Section 13.14.    Survival.    All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

ARTICLE FOURTEEN:    BROKERS    Per Separate Agreement

        Section 14.02.    Protection of Brokers.    If Landlord sells the Property, or assigns Landlord's interest in this Lease, the buyer or assignee shall, by accepting such conveyance of the Property or assignment of the Lease, be conclusively deemed to have agreed to make all payments to Tenant's Broker thereafter required of Landlord under this Article Fourteen. Tenant's Broker shall have the right to bring a legal action to enforce or declare rights under this provision. The prevailing party in such action shall be entitled to reasonable attorneys' fees to be paid by the losing party. Such attorneys' fees shall be fixed by the court in such action. This Paragraph is included in this Lease for the benefit of Tenant's Broker.

        Section 14.03.    Broker's Disclosure of Agency.    Tenant's Broker hereby discloses to Landlord and Tenant and Landlord and Tenant hereby consent to Tenant's Broker acting in this transaction as the agent of (check one):

/ /    Landlord exclusively; or

/x/    Tenant exclusively.

        Section 14.04.    No Other Brokers.    Tenant represents and warrants to Landlord that the brokers named in Section 1.08 above are the only agents, brokers, finders or other parties with whom Tenant has dealt who are or may be entitled to any commission or fee with respect to this Lease or the Property. Landlord and Tenant will each indemnify each other for any claims made by any agents, brokers, finders, or other parties arising out of this transaction.

        ADDITIONAL PROVISIONS MAY BE SET FORTH IN A RIDER OR RIDERS ATTACHED HERETO OR IN THE BLANK SPACE BELOW. IF NO ADDITIONAL PROVISIONS ARE INSERTED, PLEASE DRAW A LINE THROUGH THE SPACE BELOW.

        Landlord and Tenant have signed this Lease at the place and on-the dates specified adjacent to their signatures below and have initialed all Riders which are attached to or incorporated by reference in this Lease.

"LANDLORD"
Signed on	11/30, 1999	Cypress Corporate Service, a California corporation, or Assignee
at	Sacramento, CA	By:	/s/ LINDA M. STANLEY Linda Stanley
		Its:	President

"TENANT"
Signed on	11/29, 1999	Gametech International Inc., A Delaware Corporation
at	Carson City, AZ	By:	/s/ ANDREJS K. BUNKSE

		Its:	General Counsel—Corporate Secretary

        IN ANY REAL ESTATE TRANSACTION, IT IS RECOMMENDED THAT YOU CONSULT WITH A PROFESSIONAL, SUCH AS A CIVIL ENGINEER, INDUSTRIAL HYGIENIST OR OTHER PERSON WITH EXPERIENCE IN EVALUATING THE CONDITION OF THE PROPERTY, INCLUDING THE POSSIBLE PRESENCE OF ASBESTOS, HAZARDOUS MATERIALS AND UNDERGROUND STORAGE TANKS.

        THIS PRINTED FORM LEASE HAS BEEN DRAFTED BY LEGAL COUNSEL AT THE DIRECTION OF THE SOUTHERN CALIFORNIA CHAPTER OF THE SOCIETY OF INDUSTRIAL AND OFFICE REALTORS, INC. NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE SOUTHERN CALIFORNIA CHAPTER OF THE SOCIETY OF INDUSTRIAL AND OFFICE REALTORS, INC., ITS LEGAL COUNSEL, THE REAL ESTATE BROKERS NAMED HEREIN, OR THEIR EMPLOYEES OR AGENTS, AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT OR TAX CONSEQUENCES OF THIS LEASE OR OF THIS TRANSACTION. LANDLORD AND TENANT SHOULD RETAIN LEGAL COUNSEL TO ADVISE THEM ON SUCH MATTERS AND SHOULD RELY UPON THE ADVICE OF SUCH LEGAL COUNSEL.

HAZARDOUS MATERIALS RIDER

Gametech International

        Tenant shall (i) not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord (which consent Landlord shall not unreasonably withhold or delay as long as Tenant demonstrates to Landlord's reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant's business and will be used, kept and stored in a manner that complies with all laws relating to any such Hazardous Material so brought upon or used or kept in or about the Premises). If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Premises caused or permitted by Tenant results in contamination of the Premises by Hazardous Material or otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution on value of the Premises, damages for the loss or restrictions on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of the Premises, and reasonable sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the lease term as a result of such contamination. The indemnification set forth herein shall run to the benefit of any bank or other lender to which Landlord or Landlord's successors and assigns may grant a security interest in the Property and or assigns may grant a security interest in the Property and or the Premises. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises caused or permitted by Tenant, its agents, employees, contractors or invitees. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises caused or permitted by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Material to the Premises; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises.

        As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste, which is or becomes regulated by any local governmental authority, the State of Nevada or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under Sections 25115, 25117 or 25122, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317); (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903); (x) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601); or (iv) or any

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substance requiring remediation under any federal, state, municipal or other governmental statute, ordinance, rule, regulation or policy.

AGREED BY:
("TENANT")
TENANT:	Gametech International Inc., A Delaware Corporation
BY:	/s/ [ILLEGIBLE]	Date:	11-29-99

ITS:	/s/ General Counsel—Secretary

("LANDLORD")
LANDLORD:	Cypress Corporate Services, a California corporation, or Assignee
BY:	/s/ Linda Stanley	Date:	11/30/99

Linda Stanley President

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ADDENDUM TO LEASE

By and Between

CYPRESS CORPORATE SERVICES, INC., A CALIFORNIA CORPORATION, OR ASSIGNEE,
"LANDLORD"

and

GAMETECH INTERNATIONAL, INC. A NEVADA CORPORATION, "TENANT"

1.    Base Rent:

Tenant shall pay Landlord Base Rent on a NNN basis according to the following schedule:

Month	1:	Free Rent
Months	2 - 25:	$38,000 per month
Months	26 - 49:	$39,140 per month
Months	50 - 73:	$40,314 per month
Months	74 - 97:	$41,523 per month
Months	98 - 121:	$42,769 per month

Any escalations in the rent during the term or any additional term shall be at 3% every 24 months.

The monthly base rental amount is based on a square footage rate of $.95. The actual monthly rental amount will be determined by multiplying the building's square footage times $.95. Additionally, the base monthly rental amount is subject to a tenant improvement allowance of $1,225,000. The final monthly base rental amount will be modified if the tenant improvement allowance is either exceeded or not totally expended. If the tenant improvement allowance is exceeded (up to a total of $1,325,000), the amount over the allowance shall be multiplied by 12% and then divided by 12. The resulting amount will be added to the base monthly rental amount. If the allowance is not totally spent, the amount under the allowance shall be multiplied by 11% and then divided by 12. The resulting amount wilt be deducted from the base monthly rental amount,

2.    Security Deposit

Tenant shall remit a total of $80,769 (first and last month's rent) upon execution of this agreement. So long as the Tenant has not been in material default of the Lease and has remitted the monthly rental obligations (and all other periodic payments and covenants as required in the Lease), the last month's rental amount (security deposit) shall be returned upon the expiration of the 36th month of the lease term.

3.    Landlord Improvements

Landlord shall construct and deliver, at its sole cost and expense, the improvements set forth in Exhibits B and C. The improvements shall be constructed in accordance with all American with Disabilities Act requirements (Federal, State and Local) and shall be provided by Landlord at Landlord's sole cost and expense. Tenant shall be responsible for the cost of any improvements beyond those set forth in Exhibits B and C. The lease shall be contingent upon the attachment of Exhibits B & C and initials of the Landlord and Tenant thereto. Any modifications to the specifications shall be established and mutually agreed upon prior to the commencement of construction. In accordance with Section 5.02 of this Lease, in the event the City of Reno, the fire department or any other government agency requires additional improvements to the building (beyond those set forth in Exhibits B or C) due to a change in Tenant's proposed and specific use of said building, such improvements and all related costs shall be at the sole cost and expense of Tenant.

Gametech International
Reno, Nevada

SUMMARIZED PROJECT SPECIFICATION: (FULL HEIGHT CONCRETE TILT PANELS WITH HYBRED ROOF STRUCTURE AND FOUR-PLY ROOF MEMBRANE)

Site:	119,355 square feet
Building:	39,306 square feet
Building Coverage:	33%
Office:	35,000 square feet. An allowance of $1,225,000 has been provided.
Grade Level:	One each 12' x 14', chain-driven, insulated sectional, vertical lift.
Construction Type:
20,000 square foot shell, concrete tilt up exterior walls, 24' clear above finish floor; panelized wood roof structure (commonly referred to as a "Hybird" system) with four-ply built up roofing. Roof is single slope @ 1/4" per linear foot with parapets and external roof drainage. Structure is considered a Type V-N with a mixed B1 & S3 occupancy.
Insulation:	Entire roof structure to receive FSK or equal R-19 batting within the sub-purlins
Clear Height:	24' (minimum)
Electrical Service:	277/480 volt, 3-phase, 4-wire, 800 amp service (exact size to be determined).
Fire Protection:	The warehouse will be protected with a .33/3,000 sprinkler system. The system design will be coordinated through the appropriate governmental jurisdiction.
Lighting:
400 watt metal halide, high bay, enclosed, light fixtures to be installed at a ratio of one per every 500 square feet of warehouse floor area. Fixtures to be Lithonia or equal. Office area lighting per the allowance amount.
Allowances:
Office Space	$1,225,000
Architectural Feature at Front Entry	$15,000
Land (2.74 acres at $5.75 per square foot)	$686,250
Permits and Fees	$77,000

GENERAL DESCRIPTION:

        Approximate 22,272 square foot shell (with a second floor mezzanine of 17,322 square feet), concrete tilt up exterior walls, 24' minimum clear height above finished floor; panelized wood roof structure with four-ply built up roofing. Roof is single slope @ 1/4"/LF with parapets and external roof drainage. Structure is considered a Type V-N with a mixed B1 and S3 occupancy.

        This specification is based on the 2.74 acre site along Sandhill Street (currently referred to as Parcel 1-C, PM 3395) in the South Meadows Business Park area.

DIVISION 1:    GENERAL REQUIREMENTS

  1.01    LAWS, ORDINANCES, RULES and REGULATIONS

        All laws, ordinances, rules and regulations pertaining to the State of Nevada shall be complied with. Building design and construction will be in strict compliance with all local building codes, the 1997 Uniform Building Code, Uniform Fire Code, and all other applicable codes.

  1.02    FIELD ADMINISTRATION PERSONNEL

        The field administration personnel shall consist of a project superintendent and a variable sized crew fluctuating with each phase of construction.

  1.03    TECHNICAL AND ADMINISTRATIVE

        A technical design team will be assembled to create working drawings, and to consult throughout the construction phase. In general, all structures will be designed to meet the applicable local building design criteria.

  1.04    DESIGN and ENGINEERING

        Budget includes all associated costs for design of the facility, under a design/build contract. Costs for geotechnical investigation, civil, landscape, architectural, and structural engineering consultants are included. It is anticipated that plumbing, fire protection, heating/ventilating and air conditioning, and electrical will all be Design/Build Subcontracts.

  1.05    TESTING and INSPECTION

        Budget includes costs for UBC 1701 independent inspections. This service shall prepare reports to the owner and contractor and will also be available for review by the Tenant.

  1.06    PERMIT and FEES:

        Budget includes all normal anticipated building permit and fees associated with the construction of the facility. This cost shall be considered as an allowance based on the base building shell only for plan check and sewerage fees of $17,948. Also included are the imposed Regional Traffic Impact fees based of 35,000 square feet of office use and 5,000 square feet of warehouse use. Total for impact fees is $55,790.

  1.07    MOBILIZATION/DEMOBILIZATION

        As work is commenced, temporary utilities and facilities will be procured as required. The Contractor will coordinate most equipment and materials. Temporary yards and facilities will be removed and/or relocated as the job progresses.

  1.08    TEMPORARY CONSTRUCTION FACILITIES

        Temporary restrooms will be provided at various locations on the site. Also available will be a job site trailer for managing the project.

  1.09    QUALITY/TRAINING/SAFETY/PROGRAMS

        Quality assurance shall be met through direct supervision, and specialized testing and certification by an independent laboratory on all required phases of construction. General Contractor will maintain project safety standards in accordance with state, local safety and insurance standards.

  1.10    DAILY CLEANUP

        Maintain premises and public properties free from accumulation of waste, debris, and rubbish caused by operations during and after construction. Provide on site containers for collection of waste materials, debris, and rubbish.

  1.11    FINAL CLEANUP AND PUNCH LIST

        Employ experienced workmen or professional cleaners for final cleanup. In preparation of substantial completion or occupancy, conduct final inspection of sight-exposed interior and exterior surfaces and concealed spaces. Remove grease, dust, dirt, stains, labels, fingerprints and other foreign materials from exposed interior and exterior finishes. At time of substantial completion, perform "walk -through" with the owner. Compile a "punch list" as work to be finished, repaired, patched, or touched-up. At the completion of punch list work, perform final walk through with the owner.

2.    SITEWORK

  2.01    CLEAR AND GRUB

        Clear site of trees, stumps, debris, surface vegetation and soil of organic materials,

  2.02    LAYOUT ENGINEERING

        Provide licensed surveyor to locate pertinent boundaries, grades, and building corners. Field superintendent or assignee to locate footings.

  2.03    EARTHWORK

        It is assumed that import of select fill materials will be required for the site to balance and create a suitable building pad and parking area. All earthwork shall comply with the recommendations of the soils engineer. Slab on grade will be provided with 6" of Type II base. All structural excavation and backfill will utilize on-site or imported aggregate materials.

  2.04    FINE GRADE

        Fine grade pad to required +/- 1/10th of a foot. Compaction shall be in compliance with geotechnical report. Footing shall receive overexcavation and recompaction of native soils to achieve proper compaction.

  2.05    UNDERGROUND UTILITIES

        All items under this section shall be designed to meet state and local requirements. This includes domestic water, sanitary sewer, fire water, storm drain, electrical service and telephone. Communications will include a telephone terminal board with ground and quadplex outlet. All underground lines will be backfilled per the soil engineer's recommendations and site observations. Off-site storm retention basin is not included. All utilities are to be stubbed on to the property by others. Storm Drainage shall flow to the streambed on the south side of the property.

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  2.06    ASPHALT PAVING

        Based further on the recommendations of the civil engineer and soils engineer, automotive paving sections to consist of 3" asphalt paving over 6" aggregate base. All truck paving and rear storage yard areas shall be considered Asphaltic Concrete with sections to consist of 4" asphalt paving over 6" aggregate base. This specification is subject to soils report and local or State requirements; any deviations may result in a cost adjustment.

  2.07    CONCRETE APRONS

        The concrete loading area is unreinforced concrete 6" nominal thickness slab with a compressive strength of 4000 PSI over 6" base rock. Apron width shall be 12' wide with a length of 60'. All other site concrete shall be 6" nominal thickness with a compressive strength of 3000 PSI. This specification is subject to the soil report and structural engineer's findings.

  2.08    LANDSCAPE AND IRRIGATION

        Landscaping plans and specifications will be developed in accordance with local practices and requirements for a building of this design. An Allowance of $2.00 per square foot totaling $39,524 is provided for all landscaped areas

  2.09    SEEDING

        Included in Landscaping.

  2.10    EXTERIOR SIGNAGE

        No exterior signage is provided.

  2.11    EROSION PROTECTION

        Winterization and erosion control as required by local governing agencies and the recommendation from civil engineer.

3.    CONCRETE

  3.01    BUILDING FOUNDATIONS

        Building foundation will be reinforced concrete to a specified structural yield as directed by structural drawings. Footings will be square spread footings. Interior footings will be reinforced concrete to structural engineer's recommendations and will also be square spread footings. Exterior footings shall be square spread footing for direct bearing of tilt-up panels. Perimeter grade beams or recessed slotting of footing for panel setting bed is not included.

  3.02    TILT-UP WALLS

        The exterior of the building shall be constructed of reinforced concrete. Construction and erection of the wall panels to be standard tilt-up method. A structural engineer will determine the panel thickness. Panels shall be cast on and lifted from the floor slab. Panels to be +/- 29' above finished floor elevation for a parapet design. Interior pick points will be left exposed (covered by eventual interior wall finishes). Panels shall be prepared to receive paint finish. Exterior panel joints to be caulked on both sides. We have included added architectural expense for conformance to South Meadows design review criteria.

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  3.03    FLOOR SLAB

        The following is subject to structural requirements unknown at the time of authoring these specifications. Floor slab will be 4" in the office areas and 6" in warehouse, nominal thickness' 4,000 PSI compressive strength concrete placed over 6" type II aggregate base. Floor slab to be reinforced throughout with #3 rebar at 18" O.C. Construction joints to be no more than 12.5' in width. Construction joints to receive 1/2" diameter smooth dowels at 2' O.C. Slip dowels to be greased on one end. Control joints to be cut perpendicular at a distance not to exceed 25'. Floor slab to be a hard trowel finish. Control joints will not be caulked. As part of this specification, floor flatness to be an overall average of 35 and floor levelness to be an overall average of 25. Floor shall be sealed with Lipidolith, Sonneborn, WR Meadows brand or equal. No special foundation for equipment and machinery is provided in the warehouse areas. Housekeeping pads have been provided for the boiler room, and electrical panels.

4.    MASONRY

  4.01    WALLS and STRUCTURES

        Masonry is included for the trash enclosure only. 8" split faced colored block to 6' high.

5.    STRUCTURAL STEEL and METALS

  5.01    STRUCTURAL STEEL

        Based further on structural engineering drawings, structural steel for this project to consist of tube steel columns, channel chord and connectors for the roof structure at approximately 50' x 50' bay spacing, embed plates at the tilt up panels and miscellaneous metal fabrications.

        Based further on structural engineering drawings, 2nd floor structure will include W 18 x 40 beams for main bays supported by supplemental tube steel columns at an approximate 25' x 25' bay spacing. Beam to have wood plate for connection of floor system.

  5.02    ROOF ACCESS

        Provide roof access via interior ladder(s) w/ roof hatch. Ladder to meet all applicable codes (including OSHA).

6.    CARPENTRY

  6.01    ROOF STRUCTURE

        The main building roof structure consists of a hybrid panelized roofing system Roof sheathing, 2 x 6 sub-purlins and supporting steel joists shall adhere to standards and specifications per APA, SJI, or other manufacturer's standards. Structure to be panelized wood structure with 1/2"-5/8" OSB sheeting or structural plywood. As required by tenant, the roof trusses and joists, fire sprinkler piping and heads, mechanical ducting and piping and electrical piping and fixtures shall maintain a minimum clear height of 11 feet above each finish floor. Joists shall be designed to carry HVAC roof mounted equipment, sprinklers, lighting, and monorail supports as specified.

  6.02    FLOOR STRUCTURE

        Based further on structural engineering drawings, the 2nd level floor structure consists of a TJI joists systems with 1-1/8" TandG plywood floor system. TJI's shall be hung from wood plates bolted to steel beams. Bay spacing shall be approximately 25' x 25'.

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  6.03    MISCELLANEOUS CARPENTRY

        All miscellaneous carpentry will be performed, where applicable, to provide the client with a professional finish.

7.    THERMAL and MOISTURE PROTECTION

  7.01    INSULATION

        Shell will be insulated utilizing foil faced FSK R-19 batt wired into place within the sub-purlins per applicable energy code.

  7.02    BUILT UP ROOFING

        Furnish and install a 4-layer built-up roofing system. One layer of base sheet over plywood deck. Embed two layers of Ply-IV roofing felts and one layer of mineral surface cap sheet into two solid moppings of hot Type-III asphalt. This is provided with a 10-year warranty.

  7.03    SHEET METAL

        Sheet metal 'fry' reglet will be installed along tilt-up walls. Miscellaneous sheet metal to be utilized at roof curbs and roofing closures. Scuppers and downspouts are provided along the east and west wall elevations. Roof structure is sloped to drain at every other column line.

  7.05    CANOPY STRUCTURE

        An allowance is included for the main entry canopy element of $15,000.

  7.06    SKYLIGHT/SMOKE VENTS

        Two (2) skylight/smokevents have been included for the warehouse areas, and four (4) plastic skylights have been provided for the office areas. Smokevents are 4' x 8', 360 degree fusible link, curb mounted with manual releases. Domes are to be opaque. Skylights shall be clear 6' x 6' pyramid shaped acrylic.

  7.07    MISCELLANEOUS CAULKING

        Panel joints to receive caulking on both sides, for the full height of the panels.

DIVISION 8:    OPENINGS

  8.01    PERSONNEL EXIT DOORS

        Exterior doors to be hollow metal doors and frames as required by the UBC code exiting requirements. All hardware to be Schlage series 'S' or equivalent.

  8.02    GRADE/DOCK LEVEL DOORS

        Provide one (1) 12' x 14' grade-level door and one (1) 9' x 10' dock-high door, which shall be a manual (chain Operated) vertical rise, steel door. Manufacturer to be Porvene, Dalton, Overhead Door or equivalent.

  8.03    ALUMINUM STOREFRONT

        Provide two single entrances and one double aluminum and glass entrance systems. Main storefront shall be 18' wide with the pair doors. Office window systems shall be 18' x 6' high strip window system at each level. Glazing to be set in standard aluminum system. Glass to be 1" insulating,

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medium performance, solar gray, and tempered or as required by local code or mechanical engineering requirements. Aluminum to be extruded anodized sections with brushed mil finish. Office to include 5,100 square feet total of windows/doors at the exterior wall per the above specification.

  8.04    INTERIOR DOORS

        Part of tenant improvement allowance

DIVISION 9:    FINISHES (EXTERIOR)

  9.01    GYPBOARD SYSTEMS

        The demising wall separating the warehouse area and the offices is included in the base shell value. This shall be a 6" metal stud wall with 5/8" gypboard both sides.

  9.02    EXTERIOR WALL PAINTING

        The building exterior will receive two (2) coats of latex paint finish system. Exterior man doors, roll-up doors, bollards, and handrails will be painted with enamel. Standard colors of Sherwin-Williams, Ameritone or equal shall be selected and are to be determined.

DIVISION 10:    SPECIALTIES

        No specialty equipment is included in the base shell costs. Fire extinguishers shall be furnished and installed at the discretion of the local authorities and reimbursed to Contractor. Contractor provides no racking systems.

DIVISION 11:    EQUIPMENT

        See TI allowance section.

DIVISION 12:    FURNISHINGS

        No Furnishings are included with the base shell budget

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DIVISION 13:    SPECIAL CONSTRUCTION

Tenant Improvement:

        An allowance of $1,225,000 has been provided for a total of 35,000 square feet of general office space per the following specifications. The tenant may elect to use part of the tenant improvement allowance for other real property improvements or pay for all or a portion of the tenant improvements as dictated in the lease addendum. Generally, the tenant improvements will include the following items:

DIV 1	Interior architectural design, permits, and general construction management shall have been included for the office improvements.
DIV 2	No addition site work is anticipated.
Div 3	No additional costs for concrete work is anticipated (elevator pit is constructed as part of shell price).
DIV 4	No masonry construction anticipated.
DIV 5	No Miscellaneous metals beyond shell is expected (stairs have been provided for in shell costs).
DIV 6
Cabinetry has been included for counters and cabinets for the lunchroom, copy/fax, and vanity countertops. Upgraded counters and cabinets for the conference room. All Cabinetry work shall be plastic laminate veneer.
DIV 7	Acoustical insulation for the walls and ceiling of the offices, conference rooms, and restrooms. Z-furring with rigid insulation shall be installed along the exterior walls.
DIV 8
Interior doors at office will be 1-3/4" solid core, stained hardwood veneer, with Schlage Series "F" hardware. Door frames will be painted welded steel. Hardware shall be Schlage or equal. Warehouse area doors shall be 18 ga. Steel flush panel doors.
DIV 9
Typical interior partitions will be 3-5/8", 25 gauge metal studs, 24" on center with 5/8" gypsum board. Fire rated walls, if required, (i.e., one hour, two hour, etc.) shall be determined per code. Walls shall be framed to + 12' in the general office area to allow for a ceiling height of 9'. Breakroom will have a 9' ceiling height. Office warehouse demising wall shall be full height (in base bid).

Provide 2'x4' Donn or equal grid (white) and random fissured lay-in acoustical ceilings in office area. Principal offices and conference room shall have upgraded 2'x2' grid system. Restrooms will have framed ceilings with gypsum board.

Standard floor coverings in office area will be level loop glue down carpeting @ $18.00/SY. Restrooms to have ceramic tile floors with 4' wainscot, Showers to be ceramic tile full height. Upgraded lobby flooring and special finishes are not provided. Breakroom, and warehouse offices shall have vinyl composition tile. All above with 4" rubber base.
All interior partitions will receive two coats of flat latex paint. Restrooms to receive latex enamel where applicable. Tenant may elect to paint the interior walls of the warehouse.
DIV 10
Toilet partitions to be painted metal and floor mounted. Quantity as required per restroom. Toilet paper dispensers, waste receptacles, towel dispensers and handicap fixtures will be Bobrick Inc. or equal. No demountable or movable wall partitions, or office cubical systems and furnishings are to be included.

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DIV 11
Furnish one Dover, Montgomery, or equal elevator with adjacent equipment sufficiently sized to accommodate building occupancy. Interior finish to be determined based on interior design of tenant improvements.
DIV 12	Window coverings shall be provided with 1" aluminum mini-blinds. Levelor or equal.
Div 14	Standard 2 stop, 150fpm, hydraulic elevator complete with joist beam, rails, pit ladder, standard cab finishes, etc. shall be included.
DIV 15
Restroom fixtures, domestic, waste and vent piping, and accessories shall be included. Anticipated one set of restrooms on each level with 8 toilets, 6 wall counter mounted lavatories, 2 urinals, 1 janitor's mop sink, and drinking fountain. One main water heater, two bar sinks, one main kitchen sink for the breakroom area to be provided.
Fire sprinkler system shall be a typical low hazard office system.

HVAC to be provided via VAV terminal units from roof top AHU's. System is to provide a minimum of 1 ton of heating and cooling per 350 square feet of office space and per engineer's final calculations for the office area. Office to be conditioned per all applicable codes and regulations.
DIV 16
Typical office electrical distribution, power and lighting system for standard level finishes. All offices shall be provided with one voice and one data line (with ring and string only—all cabling and outlets for telecommunications system by others) and an electrical outlet for every twelve linear feet of wall. Lighting shall be recessed fluorescent parabolic fixtures.
No special systems included, including A/V, security, CTV, telecommunications, etc.

        Contractor's Fee would also be assessed and included within the Tenant Improvement Allowance.

        No special construction elements are included with the base shell budget

DIVISION 14:    CONVEYING SYSTEMS

        No conveying systems, elevators, conveyors, or pick module systems are included with the base shell budget.

DIVISION 15:    MECHANICAL

  15.01    PLUMBING

        Domestic services for the building shell consists of cold water to hose bibs and stubbed to future office areas, and below floor sewer main line stubbed to potential office restroom and warehouse needs. Domestic services for general and warehouse offices are provided as optional pricing. This budget specifically excludes costs for process piping, compressed air, or any other type of Tenant production systems.

  15.02    FIRE PROTECTION

        The warehouse will be protected with wet sprinkler systems based on a 33/2000 square feet density standard. No fire pump is provided and is deemed not required. Hose racks, drops, or in rack sprinkler systems are not included in the building's interior and are deemed not required.

        Any tenant improvement areas are included below.

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  15.03    HVAC

        Base budget costs include standard style root top split gas fired heaters for the warehouse area to maintain 50 degrees with an outside temperature of zero degrees Fahrenheit. The warehouse will not be cooled unless Tenant elects to utilize a portion of the tenant improvement allowance. The air conditioning system requirement for the tenant improvements have been included in the tenant improvement allowance.

DIVISION 16:    ELECTRICAL

  16.01    SITE LIGHTING

        Exterior lighting will be supplied by wall-mounted light fixtures (13 each) commonly referred to as "wall-paks" as well as pole mounted light fixtures (7 each) to meet design specification. All exterior lights will be controlled via photocells. At a minimum, all parking areas will be lit sufficiently to meet or exceed applicable code.

  16.02    ELECTRICAL SERVICE and DISTRIBUTION

        Base building shell budget is provided with a 277/480 volt, 3-phase, 4-wire, 800 amp service which will be installed inside the warehouse area or another area as determined by Tenant and Owner. Distribution and amperage will be provided for general office use consistent with this type of facility. Warehouse lighting will be one metal halide fixture (400 watt) per every 500 square feet of warehouse area. Office area lighting will be per code (covered in the tenant improvement allowance).

  16.03    SITE UTILITIES

        Provide all typical substructures as required for primary electrical. Telephone conduits are included in the Base building budget. Service from the property line to the electrical room is included. Upgraded service, and all tenant improvement areas shall be included with optional pricing.

9

FIRST AMENDMENT

To Single-Tenant Net Lease
dated November 18, 1999
By and Between

Cypress Corporate Services "Landlord"
and
Gametech International, Inc. "Tenant"

        To the extent of any inconsistencies or contradictions between the terms and conditions of the Lease and this Amendment, the terms and conditions contained herein shall supercede and take precedence over those contained in the Lease.

        The parties above acknowledge and hereby agree that the Lease as referenced above, the Lease Riders, the Addendum and the Exhibits attached thereto are hereby amended as follows:

          1.    Section 1.04. Lease Term:    This amendment confirms that the property's square footage is 40,746.

          2.    Paragraph 1 of the Addendum to Lease:    Based on the attached Exhibit "A" to this amendment, per the guidelines of paragraph 1 of the Lease, the Base Monthly Rent shall be adjusted to the following:

Month	1:	Free Rent
Months	2 - 25:	$40,571 per month
Months	26 - 49:	$41,788 per month
Months	50 - 73:	$43,041 per month
Months	74 - 97:	$44,332 per month
Months	98 - 121:	$45,662 per month

          3.    Paragraph 9 of the Addendum to Lease:    The Base Monthly Rent for the option periods shall be adjusted in accordance with paragraph 9 of the Lease subject to the revised monthly rental amounts per paragraph 2 of this amendment.

        The parties have executed this Amendment as of the dates signed below.

LANDLORD:		TENANT:
Cypress Corporate Services		Gametech International, Inc.
By:		By:	/s/ ANDREJS K. BUNKSE
Its:	President	Its:	General Counsel—Secretary
Date:		Date:	4-17-2000

QuickLinks

California Chapters of the Society of Industrial and Office Realtors, Inc.
HAZARDOUS MATERIALS RIDER Gametech International
Gametech International Reno, Nevada